SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:

         TRANSAMERICA SEPARATE ACCOUNT VA-8

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

         401 North Tryon Street
         Charlotte, North Carolina 28202

C.       Telephone Number (including area code):

         (704) 330-5600

D.       Name and address of agent for service of process:

                           James W. Dederer, Esq.
                           General Counsel and Secretary
                           Transamerica Life Insurance and Annuity Company 401 North Tryon Street
                           Charlotte, North Carolina 28202


                           Copy to:

                           Frederick R. Bellamy, Esq.
                           Sutherland, Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N. W.
                           Washington, D.C.  20004-2404

                           and to:
                           Regina M. Fink, Esq.
                           Counsel
                           Transamerica Occidental Life Insurance Company 1150 South Olive Street
                           Los Angeles, CA  90015-2211

E.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes |X|          No |_|


                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles, State of California, this 15th day of March, 2000.


(SEAL)                              Transamerica Separate Account VA-8
                                    ----------------------------------
                              (Name of Registrant)





ATTEST:


                                     By:/s/David M. Goldstein
/s/Gina Grusman

Gina Grusman                        Name:   David M. Goldstein
                                    Title:    Vice President






Date:    March 15, 20000